EXHIBIT 3.1

             THIRD AMENDED AND RESTATED ARTICLES OF INCORPORATION

                                      OF

                       THE MERIDIAN RESOURCE CORPORATION


                                  ARTICLE ONE

        The Meridian Resource Corporation, a Texas corporation (the "Corporation"), pursuant to the provisions of Article 4.07 of the Texas Business Corporation Act, as amended ("TBCA"), hereby adopts these Third Amended and Restated Articles of Incorporation (the "Third Amended and Restated Articles"), which accurately copy the entire text of the Second Amended and Restated Articles of Incorporation of the Corporation, as amended and supplemented by all certificates of amendment and correction previously issued by the Secretary of State of the State of Texas (the "Second Amended and Restated Articles of Incorporation"), and as further amended by these Third Amended and Restated Articles as hereinafter set forth and which contain no other change in any provision thereof.
                                  ARTICLE TWO
        The Second Amended and Restated Articles of Incorporation of the Corporation are hereby amended by these Third Amended and Restated Articles of Incorporation as follows:
        Paragraph 1 of Article Four be and hereby is amended to read as follows:

                                 "ARTICLE FOUR
        The Corporation shall have authority to issue two (2) classes of stock, and the total number authorized shall be Two Hundred Million (200,000,000) shares of Common Stock, par value of One Cent ($0.01) per share ("Common Stock"), and Twenty-five Million (25,000,000) shares of Preferred Stock, par value of One Dollar ($1.00) per share ("Preferred Stock"). A description of the different classes of stock of the Corporation and a statement of the designations and the powers, preferences
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and rights, and the qualifications, limitations or restrictions thereof, in respect of each class of such stock are as follows:
      1. ISSUANCE IN CLASS OR SERIES. The Common or Preferred Stock may be issued from time to time in one (1) or more series, or either or both of the Common or Preferred Stock may be divided into additional classes and such classes into one (1) or more series which classes or series shall have such designations, preferences, limitations, and relative rights, including voting rights as shall be stated and expressed in the resolution or resolutions adopted by the Board of Directors designating such class or series, which resolution or resolutions the Board of Directors is hereby expressly authorized to adopt. Such resolution or resolutions with respect to a class or series shall specify all or such of the rights or preferences of such class or series as the Board of Directors shall determine. Without limiting the generality of the foregoing grant of authority, the Board of Directors is authorized to determine any or all of the following, and the shares of each series may vary from the shares of any other series, in any or all of the following aspects:
            (a) The number of shares of such series (which may subsequently be increased, except as otherwise provided by the resolutions of the Board of Directors providing for the issue of such series, or decreased to a number not less than the number of shares then outstanding) and the distinctive designation thereof;
            (b) The dividend rights, if any, of such series, the dividend preferences, if any, as between such series and any other class or series of stock, whether and the extent to which shares of such series shall be entitled to participate in dividends with shares of any other series or class of stock, whether and the extent to which dividends on such series shall be cumulative, and any limitations, restrictions or conditions on the payment of such dividends;

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            (c) The time or times during which, the price or prices at which, and any other terms or conditions on which the shares of such series may be redeemed, if redeemable;
            (d) The rights of such series, and the preferences, if any, as between such series and any other class or series of stock, in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation and whether and the extent to which shares of any such series shall be entitled to participate in such event with any other class or series of stock;
            (e) The voting powers, if any, in addition to the voting powers prescribed by law on shares of such series, and the terms of exercise of such voting powers;
            (f) Whether shares of such series shall be convertible into or exchangeable for shares of any other series or class of stock, or any other securities, and the terms and conditions, if any, applicable to such right; or
            (g) The terms and conditions, if any, of any purchase, retirement or sinking fund which may be provided for the shares of such series.

            All shares of the Common Stock shall rank equally and all shares of the Preferred Stock shall rank equally, and be identical within their classes in all respects regardless of series, except as to terms which may be specified by the Board of Directors pursuant to the above provisions. All shares of any one
(l) series of a class of Common or Preferred Stock shall be of equal rank and identical in all respects, except that shares of any one (1) series issued at different times may differ as to the dates which dividends thereon shall accrue and be cumulative."
                                 ARTICLE THREE
            The amendment made by these Third Amended and Restated Articles of Incorporation has been effected in conformity with the provisions of the TBCA and such Third Amended and

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Restated Articles of Incorporation and such amendment made by the Third Amended and Restated Articles of Incorporation was duly adopted by the shareholders of the Corporation on the 20th day of July, 1998.

                                 ARTICLE FOUR
            The number of shares outstanding was 33,721,315 and the number of shares entitled to vote on the amendment made by these Third Amended and Restated Articles of Incorporation was 23,904,009, the number of shares voted for such Third Amended and Restated Articles of Incorporation was 23,765,459; and the number of shares voted against such Third Amended and Restated Articles was 1,095,592.
                                 ARTICLE FIVE
            The Articles of Incorporation as amended and supplemented by all certificates of amendment and correction previously issued by the Secretary of State of the State of Texas are hereby superseded by the following Third Amended and Restated Articles which accurately copy the entire text thereof and as amended as set forth above:

                     (TEXT RESUMES ON THE FOLLOWING PAGE)

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                          "THIRD AMENDED AND RESTATED
                           ARTICLES OF INCORPORATION
                                      OF
                       THE MERIDIAN RESOURCE CORPORATION

                                  ARTICLE ONE
            The name of the corporation is The Meridian Resource Corporation (the "Corporation"). These Third Amended and Restated Articles of Incorporation are herein referred to as the "Articles of Incorporation."

                                  ARTICLE TWO
            The address of the Corporation 's registered office in the State of Texas is 15995 N. Barkers Landing, Suite 300, Houston, Texas 77079, and the name of its registered agent at such address is Joseph A. Reeves, Jr.

                                 ARTICLE THREE
            The purpose for which the Corporation is organized is to conduct or engage in any lawful act or activity for which corporations may be incorporated under the Texas Business Corporation Act (the "TBCA").

                                 ARTICLE FOUR
            The Corporation shall have authority to issue two (2) classes of stock, and the total number authorized shall be Two Hundred Million (200,000,000) shares of Common Stock, par value of One Cent ($0.01) per share ("Common Stock"), and Twenty-five Million (25,000,000) shares of Preferred Stock, par value of One Dollar ($1.00) per share ("Preferred Stock"). A description of the different classes of stock of the Corporation and a statement of the designations and the powers,

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preferences and rights, and the qualifications, limitations or restrictions thereof, in respect of each class of such stock are as follows:

      1. ISSUANCE IN CLASS OR SERIES. The Common or Preferred Stock may be issued from time to time in one (1) or more series, or either or both of the Common or Preferred Stock may be divided into additional classes and such classes into one (1) or more series which classes or series shall have such designations, preferences, limitations, and relative rights, including voting rights as shall be stated and expressed in the resolution or resolutions adopted by the Board of Directors designating such class or series, which resolution or resolutions the Board of Directors is hereby expressly authorized to adopt. Such resolution or resolutions with respect to a class or series shall specify all or such of the rights or preferences of such class or series as the Board of Directors shall determine. Without limiting the generality of the foregoing grant of authority, the Board of Directors is authorized to determine any or all of the following, and the shares of each series may vary from the shares of any other series, in any or all of the following aspects:
            (a) The number of shares of such series (which may subsequently be increased, except as otherwise provided by the resolutions of the Board of Directors providing for the issue of such series, or decreased to a number not less than the number of shares then outstanding) and the distinctive designation thereof;
            (b) The dividend rights, if any, of such series, the dividend preferences, if any, as between such series and any other class or series of stock, whether and the extent to which shares of such series shall be entitled to participate in dividends with shares of any other series or class of stock, whether and the extent to which dividends on such series shall be cumulative, and any limitations, restrictions or conditions on the payment of such dividends;

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            (c) The time or times during which, the price or prices at which, and any other terms or conditions on which the shares of such series may be redeemed, if redeemable;
            (d) The rights of such series, and the preferences, if any, as between such series and any other class or series of stock, in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation and whether and the extent to which shares of any such series shall be entitled to participate in such event with any other class or series of stock;
            (e) The voting powers, if any, in addition to the voting powers prescribed by law on shares of such series, and the terms of exercise of such voting powers;
            (f) Whether shares of such series shall be convertible into or exchangeable for shares of any other series or class of stock, or any other securities, and the terms and conditions, if any, applicable to such right; or
            (g) The terms and conditions, if any, of any purchase, retirement or sinking fund which may be provided for the shares of such series.

            All shares of the Common Stock shall rank equally and all shares of the Preferred Stock shall rank equally, and be identical within their classes in all respects regardless of series, except as to terms which may be specified by the Board of Directors pursuant to the above provisions. All shares of any one
(l) series of a class of Common or Preferred Stock shall be of equal rank and identical in all respects, except that shares of any one (1) series issued at different times may differ as to the dates which dividends thereon shall accrue and be cumulative.

      2. OTHER PROVISIONS. Shares of Common or Preferred Stock of any class or series may be issued with such voting powers, full or limited, or no voting powers, and such designations, preferences and relative participating, option or special rights, and qualifications, limitations or

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restrictions thereof, as shall be stated and expressed in the resolution or resolutions providing for the issuance of such stock adopted by the Board of Directors. Any of the designations, preferences, limitations, or relative rights, including the voting rights of any series of shares, may be made dependent upon facts ascertainable outside the resolution or resolutions of the Board of Directors providing for the issue of such stock by the Board of Directors, provided the manner in which such facts shall operate upon the voting powers, designations, preferences, rights and qualifications, limitations or restrictions of such class or series is clearly set forth in the resolution or resolutions providing for the issue of such stock adopted by the Board of Directors.

      3. COMMON STOCK. Except as otherwise provided in any resolution or resolutions adopted by the Board of Directors providing for the issuance of a class or series of Preferred Stock, the Common Stock shall (a) have the exclusive voting power of the Corporation; (b) entitle the holders thereof to one (1) vote per share at all meetings of the shareholders of the Corporation;
(c) entitle the holders to share ratably, without preference over any other shares of the Corporation in all assets of the Corporation in the event of any dissolution, liquidation or winding up of the Corporation; and (d) entitle the record holders thereof on such record dates as are determined, from time to time, by the Board of Directors to receive such dividends, if any, if, as and when declared by the Board of Directors.

        4. PREEMPTIVE RIGHTS DENIED. No shareholder shall have any preemptive right to acquire any additional unissued or treasury shares of the Corporation of any class now or hereafter authorized or held.

        5. CUMULATIVE VOTING DENIED. Shareholders of the Corporation shall not have the right to cumulate their votes at any election of directors. At each such election of directors, each shareholder


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shall be entitled to vote in person or by proxy the number of shares owned by him in the election of each director for whose election he has a right to vote.

                                 ARTICLE FIVE
        The period of duration of the Corporation is perpetual.

                                  ARTICLE SIX
       1. NUMBER, ELECTION AND TERMS OF DIRECTORS. The business and affairs of the Corporation shall be managed by a Board of Directors, which, subject to the rights of holders of shares of any class of series of Preferred Stock then outstanding to elect additional directors under specified circumstances, shall consist of the number of the members of the initial Board of Directors as set forth herein or such other number, not less than three (3), as may be specified from time to time by action of the Board of Directors pursuant to the Bylaws. The directors shall be classified into three (3) classes: Class I, Class II and Class III. Such classes shall be as nearly equal in number of directors as possible. Each director shall serve for a term ending on the expiration of the term for directors of the class to which such director belongs; provided, however, that any director elected to fill a vacancy or to a newly-created directorship shall serve until the next annual meeting of shareholders, at which time the shareholders shall confirm the election of such director for the balance of the term in office of directors of that class or elect another to such directorship. The directors originally elected to Class I shall serve for a term expiring at the annual meeting of shareholders to be held in 1991 and the term in office of directors of such class shall expire at the annual meeting of shareholders in every third year thereafter. The directors originally elected to Class II shall serve for a term expiring at the annual meeting of shareholders to be held in 1992 and the term in office of directors of such class shall expire at the annual meeting of shareholders in every third year thereafter. The directors originally elected to Class III shall serve for a term expiring at the annual meeting of shareholders to

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be held in 1993 and the term in office of directors of such class shall expire at the annual meeting of shareholders in every third year thereafter. The foregoing notwithstanding, each director shall serve until his successor shall have been duly elected and qualified, unless he shall resign, become disqualified or disabled, or shall otherwise be removed.
       At each annual election, the directors chosen to succeed those whose terms then expire shall be of the same class as the directors they succeed, unless, by reason of any intervening changes in the authorized number of directors, the Board of Directors shall designate one (1) or more directorships whose term then expires as directorships of another class in order more nearly to achieve equality of number of directors among the classes.
       Notwithstanding the rule that the three (3) classes shall be as nearly equal in number of directors as possible, in the event of any change in the authorized number of directors, each director then continuing to serve as such shall nevertheless continue as a director of the class of which he is a member until the expiration of his current term, or his prior death, resignation or removal. If any newly-created directorship may, consistent with the rule that the three (3) classes shall be as nearly equal in number of directors as possible, be allocated to one (1) or two (2) or more classes, the Board of Directors shall allocate it to that of the available classes whose terms of office are due to expire at the earliest date following such allocation. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

       2. NEWLY-CREATED DIRECTORSHIPS AND VACANCIES. Subject to the rights of the holders of any series of any Preferred Stock then outstanding, newly-created directorships resulting from any increase in the authorized number of directors and any vacancies in the Board of Directors resulting from the death, resignation, retirement, disqualification, removal from office or other cause may be

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filled by a majority vote of the directors then in office even though less than a quorum, or by a sole remaining director.

       3. REMOVAL. Subject to the rights of the holders of any series of any Preferred Stock then outstanding, any director or the entire Board of Directors, may be removed from office at any annual or special meeting called for such purpose, and then only for cause and only by the affirmative vote of the holders of eighty percent (80%) or more of the voting power of all of the shares of the Corporation entitled to vote generally in the election of directors, voting together as a single class. As used herein, cause shall mean only the following: proof, beyond the existence of a reasonable doubt that a director has (a) been convicted of a felony, (b) committed grossly negligent or willful misconduct resulting in a material detriment to the Corporation, or (c) committed a material breach of his fiduciary duty to the Corporation resulting in a material detriment to the Corporation.

       4. AMENDMENT, REPEAL, ETC. Notwithstanding anything contained in these Articles of Incorporation to the contrary, the affirmative vote of the holders of eighty percent (80%) or more of the voting power of all of the shares of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to alter, amend or adopt any provision inconsistent with or repeal this Article Six, or to alter, amend or adopt any provision inconsistent with or repeal comparable sections of the Bylaws of the Corporation.

                                 ARTICLE SEVEN

        Subject to the rights of the holders of any series of Preferred Shares then outstanding, any action required or permitted to be taken by the shareholders of the Corporation must be effected at a duly called annual or special meeting of shareholders of the Corporation and may not be effected by any consent in writing by such shareholders unless all of the shareholders entitled to vote thereon consent thereto in writing. Notwithstanding anything contained in these Articles of Incorporation to

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the contrary, the affirmative vote of the holders of fifty percent (50%) or more of the voting power of all the shares of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to call a special meeting of shareholders, or to alter, amend, or adopt any provision inconsistent with or repeal this Article Seven, or to alter, amend, or adopt any provision inconsistent with comparable sections of the Bylaws.
                                 ARTICLE EIGHT

        1. VOTE REQUIRED FOR CERTAIN BUSINESS COMBINATIONS. In addition to any affirmative vote required by law or these Articles of Incorporation or the Bylaws of the Corporation, and except as otherwise expressly provided in Section 2 of this Article Eight, a Business Combination (as hereinafter defined) with, or proposed by or on behalf of, any Related Person (as hereinafter defined) or any Affiliate or Associate (as hereinafter defined) of any Related Person or any person who thereafter would be an Affiliate or Associate of such Related Person, shall require the affirmative vote of not less than eighty percent (80%) of the votes entitled to be cast by the holders of all of the then outstanding shares of Voting Stock (as hereinafter defined), voting together as a single class, and the affirmative vote of not less than a majority of the votes entitled to be cast by the Voting Stock beneficially owned by persons other than such Related Person. Each share of Voting Stock shall have the number of votes granted to it in, or duly fixed by the Board of Directors pursuant to, Article Four of these Articles of Incorporation. Such affirmative vote shall be required notwithstanding the fact that no vote may be required, or that a lesser percentage or separate class vote may be specified, by law, or in any agreement with any national securities exchange or otherwise.

        2. EXCEPTIONS TO HIGHER VOTE REQUIREMENT. The provisions of Section 1 of this Article Eight shall not be applicable to any particular Business Combination, and such Business Combination shall require only such affirmative vote, if any, as is required by law or by any other provision of these

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Articles of Incorporation or the Bylaws of the Corporation, or any agreement with any national securities exchange, if all of the conditions specified in either of the following Paragraphs (a) or (b) are met or, in the case of a Business Combination not involving the payment of consideration to the holders of the Corporation's outstanding Capital Stock (as hereinafter defined), if the condition specified in the following Paragraph (a) is met:
      (a) The Business Combination shall have been approved either specifically or as a transaction which is within an approved category of transactions, by a majority (whether such approval is made prior to or subsequent to the acquisition of or announcement or public disclosure of the intention to acquire, beneficial ownership of the Voting Stock that caused the Related Person to become a Related Person) of the Continuing Directors (as hereinafter defined).
      (b) All of the following conditions shall have been met:
            (i) The aggregate amount of cash and the Fair Market Value (as hereinafter defined), as of the date of the consummation of the Business Combination, of consideration other than cash to be received per share by holders of Common Stock of the Corporation in such Business Combination shall be at least equal to the higher amount determined under clauses (A) and (B) below:
                  (A) (If applicable) the highest per share price (including any brokerage commissions, transfer taxes and soliciting dealers' fees) paid by or on behalf of the Related Person for any share of Common Stock of the Corporation in connection with the acquisition by the Related Person of beneficial ownership of shares of Common Stock,

                        (x) within the two-year period immediately prior to the first public announcement of the proposed Business Combination (the "Announcement Date"), or


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                        (y)   in the transaction in which it became a Related
Person, whichever is higher, in either case as adjusted for any subsequent stock split, stock dividend, subdivision or reclassification with respect to the Common Stock of the Corporation; and

                  (B) The Fair Market Value per share of the Common Stock of the Corporation on the Announcement Date or on the date (the "Determination Date") on which the Related Person became a Related Person, whichever is higher, as adjusted for any subsequent stock split, stock dividend, subdivision or reclassification with respect to the Common Stock of the Corporation.

            (ii) The aggregate amount of cash and the Fair Market Value, as of the date of the consummation of the Business Combination, of consideration other than cash to be received per share by holders of shares of any class or series of outstanding Capital Stock, other than Common Stock of the Corporation, shall be at least equal to the highest amount determined under clauses (A), (B) and (C) below:
                  (A) (If applicable) the highest per share price (including any brokerage commissions, transfer taxes and soliciting dealers' fees) paid by or on behalf of the Related Person for any share of such class or series of Capital Stock in connection with the acquisition by the Related Person of beneficial ownership of shares of such class or series of Capital Stock,

                        (x) within the two-year period immediately prior to the Announcement Date, or

                        (y) in the transaction in which it became a Related Person, whichever is higher, in either case as adjusted for any subsequent stock split, stock dividend, subdivision or reclassification with respect to such class or series of Capital Stock;


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                  (B) The Fair Market Value per share of such class or series of
Capital Stock on the Announcement Date or on the Determination Date, whichever is higher, as adjusted for any subsequent stock split, stock dividend, subdivision or reclassification with respect to such class or series of Capital Stock; and

                  (C) (If applicable) the highest preferential amount per share to which the holders of shares of such class or series of Capital Stock would be entitled, as adjusted for any subsequent stock split, stock dividend, subdivision or reclassification with respect to such class or series of Capital Stock, in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation regardless of whether the Business Combination to be consummated constitutes such an event.
      The provisions of this Paragraph (b) shall be required to be met with respect to every class or series of outstanding Capital Stock, whether or not the Related Person has previously acquired beneficial ownership of any shares of a particular class or series of Capital Stock.
            (iii) The consideration to be received by holders of a particular class or series of outstanding Capital Stock shall be in cash or in the same form as previously has been paid by or on behalf of the Related Person in connection with its direct or indirect acquisition of beneficial ownership of shares of such class or series of Capital Stock. If the consideration so paid for shares of any class or series of Capital Stock varies as to form, the form of consideration for such class or series of Capital Stock shall be either cash or the form used to acquire beneficial ownership of the largest number of shares of such class or series of Capital Stock previously acquired by the Related Person.
            (iv) After the Determination Date and prior to the consummation of such Business Combination:


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                  (A) Except as approved by a majority of the Continuing
Directors, there shall have been no failure to declare and pay at the regular date therefor any full quarterly dividends (whether or not cumulative) payable in accordance with the terms of any outstanding Capital Stock;

                  (B) There shall have been no reduction in the annual rate of dividends paid on the Common Stock of the Corporation (except as necessary to reflect any stock split, stock dividend or subdivision of the Common Stock of the Corporation), except as approved by a majority of the Continuing Directors;

                  (C) There shall have been an increase in the annual rate of dividends paid on the Common Stock of the (corporation as necessary to reflect any reclassification (including any reverse stock split, recapitalization, reorganization or any similar transaction that has the effect of reducing the number of outstanding shares of Common Stock of the Corporation, unless the failure to increase such annual rate is approved by a majority of the Continuing Directors; and

                  (D) Such Related Person shall not have become the beneficial owner of any additional shares of Capital Stock except as part of the transaction that results in such Related Person becoming a Related Person and except in a transaction that, after giving effect thereto, would not result in any increase in the Related Person 's percentage beneficial ownership of any class or series of Capital Stock.

            (v) A proxy or information statement describing the proposed Business Combination and complying with the requirements of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder (the "Act") (or any subsequent provisions replacing such Act, rules or regulations) shall be mailed to all shareholders of the Corporation at least thirty (30) days prior to the consummation of such Business Combination (whether or not such proxy

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or information statement is required to be mailed pursuant to such Act or subsequent provisions). The proxy or information statement shall contain on the first page thereof, in a prominent place, any statement as to the advisability (or inadvisability) of the Business Combination that the Continuing Directors, or any of them, may choose to make and, if deemed advisable by a majority of the Continuing Directors, the opinion of an investment banking firm selected by a majority of the Continuing Directors as to the fairness (or lack of fairness) of the terms of the Business Combination from the financial point of view of the holders of the outstanding shares of Capital Stock other than the Related Person and its Affiliates or Associates, such investment banking firm to be furnished with all information it reasonably requests and to be paid a reasonable fee for its services' by the Corporation.

            (vi) Such Related Person shall not have made any major change in the Corporation's business or equity capital structure without the approval of a majority of the Continuing Directors.

            (vii) After the Determination Date, the Related Person shall not have received the benefit, directly or indirectly (except proportionately as a shareholder), of any loans, advances, guarantees, pledges or other financial assistance or any tax credits or other tax advantages provided by the Corporation, whether in anticipation of or in connection with such Business Combination or otherwise.

      3. CERTAIN DEFINITIONS. The following definitions shall apply with respect to this Article Eight: (a) The term "Business Combination" shall mean:

            (i) Any merger or consolidation of the Corporation or any Subsidiary (as hereinafter defined) with (A) any Related Person or (B) any other company (whether or not itself a Related Person) which is, or after such merger or consolidation would be, an Affiliate or Associate of a Related Person; or

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            (ii) Any sale, lease, exchange, mortgage, pledge, transfer or other disposition or security arrangement, investment, loan, advance, guarantee, agreement to purchase, agreement to pay, extension of credit, joint venture participation or other arrangement (in one transaction or a series of transactions) to, with or for the benefit of any Related Person or any Affiliate or Associate of any Related Person involving any assets, securities or commitments of the Corporation, any Subsidiary or any Related Person or any Affiliate or Associate of any Related Person which (except for any arrangement, whether as an employee, consultant or otherwise, other than as a director, pursuant to which any Related Person or any Affiliate or Associate thereof shall, directly or indirectly, have any control over or responsibility for the management of any aspect of the business or affairs of the Corporation, with respect to which arrangements the value tests set forth below shall not apply), together with all other such arrangements (including all contemplated future events), has an aggregate Fair Market Value and/or involves aggregate commitments of $2,500,000 or more or constitutes more than five percent (5%) of the book value of the total assets (in the case of transactions involving assets or commitments other than capital stock) or five percent (5%) of the shareholders' equity (in the case of transactions in capital stock) of the equity in question (the "Substantial Part"), as reflected in the most recent fiscal year-end consolidated balance sheet of such entity existing at the time the shareholders of the Corporation would be required to approve or authorize the Business Combination involving the assets, securities and/or commitments constituting any Substantial Part; or

            (iii) The adoption of any plan or proposal for the liquidation or dissolution of the Corporation proposed by or on behalf of any Related Person or any Affiliate or Associate of any Related Person; or

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            (iv) Any reclassification of securities (including any reverse stock split), or recapitalization of the Corporation, or any merger or consolidation of the Corporation with any of its Subsidiaries or any other transaction
(whether or not with, into or otherwise involving a Related Person) that has the effect, directly or indirectly, of increasing the proportionate share of the outstanding shares of any class of Equity Security (as hereinafter defined) of the Corporation or any Subsidiary, that is beneficially owned by any Related Person or any Affiliate or Associate of any Related Person; or

            (v) Any agreement, contract or other arrangement providing for any one or more of the actions specified in the foregoing clauses (i) to (iv).

      (b) The term "Capital Stock" shall mean all capital stock of the Corporation authorized to be issued from time to time under Article Four of these Articles of Incorporation, and the term "Voting Stock" shall mean all Capital Stock which by its terms may be voted on all matters submitted to the shareholders of the Corporation generally.

      (c) The term "person" shall mean any individual, firm, company or other entity and shall include any group comprised of any person and any other person with whom such person or any Affiliate or Associate of such person has any agreement, arrangement or understanding, directly or indirectly, for the purpose of acquiring, holding, voting or disposing of Capital Stock.

      (d) The term "Related Person" shall mean any person (other than the Corporation or any Subsidiary and other than any profit-sharing, employee stock ownership or other employee benefit plan of the Corporation or any Subsidiary or any trustee of or fiduciary with respect to any such plan when acting in such capacity and other than any person who on September 30, 1990 was the holder of five percent (5%) or more of the outstanding shares of the Common Stock of the Corporation) who or which (i) is or has announced or publicly disclosed a plan or intention to become the beneficial owner of Voting Stock representing ten percent (10%) or more of the votes entitled to be cast by the holders of all the then outstanding shares of Voting Stock; or (ii) is an Affiliate or Associate of the Corporation and at any time within the two-year period immediately prior to the date in question was the beneficial owner of Voting Stock representing ten percent (10%) of more of the votes entitled to be cast by the holders of all the then outstanding shares of Voting Stock; or (iii) is an assignee of or has otherwise succeeded to any shares of Voting Stock that were at any time within the two-year period immediately prior to the date in question beneficially owned by any Related Person, if such assignment or succession shall have occurred in the course of a transaction or series of transactions not involving a public offering within the meaning of the Securities Act of 1933, as amended.

      (e) A person shall be a "beneficial owner" of any Capital Stock (i) which such person or any of its Affiliates or Associates beneficially owns, directly or indirectly; (ii) which such person or any of its Affiliates or Associates has, directly or indirectly, (A) the right to Acquire (whether such right is exercisable immediately or only after the passage of time and notwithstanding that Rule 13d-3 under the Act deems such shares to be beneficially owned only if such right may be exercised within sixty (60) days), pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise, or (B) the right to vote pursuant to any agreement, arrangement or understanding; or (iii) which are beneficially owned, directly or indirectly, by any other person with which such person or any of its Affiliates or Associates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any shares of Capital Stock. For the purposes of determining whether a person is a Related Person pursuant to Paragraph (d) of this Section 3, the number of shares of Capital Stock deemed to be outstanding shall include shares deemed beneficially owned by such person through application of this Paragraph (e) of Section 3, but shall not include any other shares of Capital Stock that may be issuable pursuant to any arrangement or understanding, or upon exercise of conversion rights, warrants or options, or otherwise.
      (f) The term "Affiliate" and "Associate" shall have the respective meanings ascribed to such terms in Rule 12b-2 under the Act as in effect on September 30, 1990 (the term "registrant" in said Rule 12b-2 meaning, in this case, the Corporation).
      (g) The term "Subsidiary" means any company of which a majority of any class of Equity Security is beneficially owned by the Corporation; provided, however, that for the purposes of the definition of Related Person set forth in Paragraph (d) of this Section 3, the term "Subsidiary" shall mean only a company of which a majority of each class of Equity Security is beneficially owned by the Corporation.
      (h) The term "Continuing Director" means any member of the Board of Directors of the Corporation, while such person is a member of the Board of Directors, who is not an Affiliate or Associate or representative of the Related Person and was a member of the Board of Directors prior to the Determination Date, and any successor of a Continuing Director, while such successor is a member of the Board of Directors, who is not an Affiliate or Associate or representative of the Related Person and is recommended or elected to succeed the Continuing Director by a majority of Continuing Directors.
      (i) The term "Fair Market Value" means (i) in the case of stock, the highest closing sales price during the 30-day period immediately preceding the date in question of a share of such stock registered under the Act on the principal United States securities exchange on which such stock is listed, or, if such stock is not listed on any such exchange, the highest closing bid quotation with respect to a share of such stock during the 30-day period preceding the date in question on the National Association of Securities Dealers, Inc. Automated Quotations System or any similar system then in use, or if no such quotations are available, the fair market value on the date in question of a share of such stock as determined by a majority of the Continuing Directors in good faith and (ii) in the case of property other than stock, the fair market value of such property on the date in question as determined by a majority of the Continuing Directors in good faith.

      (j) In the event of any Business Combination in which the Corporation survives, the phrase "consideration other than cash to be received" as used in Paragraphs (b)(i) and (b)(ii) of Section 2 of this Article Eight shall include the shares of Common Stock of the Corporation and/or the shares of any other class or series of Capital Stock retained by the holders of such shares.

      (k) The term "Equity Security" shall have the meaning ascribed to such term in Section 3(a)(11) of the Act, as in effect on September 30, 1990.

      4. POWERS OF CONTINUING DIRECTORS. A majority of the Continuing Directors shall have the power and duty to determine for the purposes of this Article Eight, on the basis of information known to them after reasonable inquiry, any and all questions, interpretations and determinations arising under, or with regard to the application of, this Article Eight, including, without limitation,
(a) whether a person is a Related Person, (b) the number of shares of Capital Stock or other securities beneficially owned by any person, (c) whether a person is an Affiliate or Associate of another, (d) whether a Business Combination is with, or proposed by, or on behalf of a Related Person or an Affiliate or Associate of a Related Person, (e) whether the assets that are the subject of any Business Combination have, or the consideration to be received for the issuance or transfer of securities by the Corporation or any Subsidiary in any Business Combination has, an aggregate Fair Market Value of $2,500,000 or more, and (f) whether the assets or securities that are the subject of any Business Combination constitute a Substantial Part. Any such determination made in good faith shall be binding and conclusive on all parties.

      5. NO EFFECT ON FIDUCIARY OBLIGATIONS OF RELATED PERSONS. Nothing contained in this Article Eight shall be construed to relieve any Related Person from any fiduciary obligation imposed by law.

      6. COMPLIANCE WITH THIS ARTICLE EIGHT. The fact that any Business Combination complies with the provisions of Section 2 of this Article Eight shall not be construed to impose any fiduciary duty, obligation or responsibility on the Board of Directors, or any member thereof, to approve such Business Combination or recommend its adoption or approval to the shareholders of the Corporation, nor shall such compliance limit, prohibit or otherwise restrict in any manner the Board of Directors, or any member thereof, with respect to evaluations of or actions and responses taken with respect to such Business Combination.

      7. BUSINESS COMBINATIONS PROPOSED BY RELATED PERSON. For the purpose of this Article Eight, a Business Combination is presumed to have been proposed by, or on behalf of, a Related Person or an Affiliate or Associate of a Related Person or a person who thereafter would become such if (a) after the Related Person became such, the Business Combination is proposed following the election of any director of the Corporation who with respect to such Related Person, would not qualify to serve as a Continuing Director or (b) such Related Person, Affiliate, Associate or person votes for or consents to the adoption of any such Business Combination, unless as to such Related Person, Affiliate, Associate or person a majority of the Continuing Directors makes a good faith determination that such Business Combination is not proposed by or on behalf of such Related Person, Affiliate, Associate or person, based on information known to them after reasonable inquiry.

      8. PROVISION, REPEAL, ETC. Notwithstanding anything contained in these Articles of Incorporation to the contrary, the affirmative vote of the holders of at least eighty percent (80%) of the voting power of all outstanding shares of Voting Stock voting together as a single class, and the affirmative vote of the holders of at least a majority of the voting power of all outstanding shares of Voting Stock, voting together as a single class, excluding the Voting Stock beneficially owned by a Related Person, shall be required to alter, amend or repeal, or adopt any provision inconsistent with, this Article Eight.

                                 ARTICLE NINE
      The Corporation shall indemnify its current or former directors, officers, employees and agents or any person who served or is serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise from and against any and all expenses, liabilities or other matters to the fullest extent permitted by the TBCA. Such indemnification shall not be deemed exclusive of any other rights to which such person may be entitled, under any bylaws, agreements, vote of shareholders or disinterested directors, or otherwise, both as to actions taken in their official capacity and as to action in another capacity while holding such office, and shall inure to the benefit of the heirs, executors and administrators of such persons. The Corporation shall have the power to enter into agreements providing for indemnification by the Corporation of current or former officers, directors, general partners, employees and agents or any other person of or who served any predecessor corporation, partnership, joint venture, trust or other enterprise from and against any and all expenses, liabilities or other matters.

                                  ARTICLE TEN
      A director of the Corporation shall not be liable to the Corporation or its shareholders for monetary damages for an act or omission in the director's capacity as a director, except that this Article does not authorize the elimination or limitation of the liability of a director to the extent the director is found liable for: (a) a breach of the director's duty of loyalty to the Corporation or its shareholders or members, (b) an act or omission not in good faith that constitutes a breach of duty of the director to the Corporation, or an act or omission that involves intentional misconduct or a knowing violation of the law,
(c) a transaction from which the director received an improper benefit, whether or not the benefit resulted from an action taken within the scope of the director's office, or (d) an act or omission for which the liability of a director is expressly provided by an applicable statute.

                                ARTICLE ELEVEN
         The classes, names and addresses of the persons who are the current directors of the Corporation are as follows:


CLASS                      NAME                       ADDRESS
Class I                    Jack Prizzi                15995 N. Barkers Landing,
                           James T. Bond              Suite 300, Houston, Texas
                                                      77079
Class II                   Gary Messersmith           15995 N. Barkers Landing,
                           E.L. Henry                 Suite 300, Houston, Texas
                           Joe E. Kares               77079
Class III                  Michael J. Mayell          15995 N. Barkers Landing,
                           Joseph A. Reeves, Jr.      Suite 300, Houston, Texas
                                                      77079
                                                      15995 N. Barkers Landing,
                                                      Suite 300, Houston, Texas
Preferred Director         Jim Funk                   77079


                                ARTICLE TWELVE

      The Corporation will not commence business until it has received for the issuance of its shares consideration of a value of at least One Thousand Dollars ($1,000.00), consisting of money, labor done or property actually received."

Dated this 28th day of August, 1998.

                              THE MERIDIAN RESOURCE CORPORATION

                              By: /s/ JOSEPH A. REEVES, JR.,
                                    Joseph A. Reeves, Jr.,
                                    Chairman of the Board